As filed with the Securities and Exchange Commission on April 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTUM COMPUTING INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4533053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

215 Depot Court SE, Suite 215

Leesburg, VA 20175

(703) 436-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Liscouski

215 Depot Court SE, Suite 215

Leesburg, VA 20175

(703) 436-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Lawrence Metelitsa, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 27, 2022

PROSPECTUS

QUANTUM COMPUTING INC.

4,912,671 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 4,912,671 shares (the “Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 1,622,732 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock issued to the November 2021 Investors (as defined herein) pursuant to the Purchase Agreements (as defined herein), in connection with the November 2021 Financing (as defined herein) (ii) 1,545,459 shares of Common Stock underlying the warrants (the “Warrants”) issued to the November 2021 Investors, (iii) up to 1,002,811 shares of Common Stock issuable to the November 2021 Investors pursuant to potential issuance of Common Stock in connection with the Preferred Dividends (as defined herein), and (iv) 741,669 shares of common issued to the September 2020 Investors (as defined herein, and together with the November 2021 Investors, the “Selling Stockholders”) pursuant to the September 2020 Financing (as defined herein). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 11  OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is quoted on The NASDAQ Capital Market under the symbol “QUBT”. On April 22, 2022, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $1.78 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11  in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our,” “us,” the “Company,” or “our Company” in this prospectus, we mean Quantum Computing Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

ii

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 11, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Company Overview

The Company is focused on providing software tools and applications for quantum computers. We believe there is significant business opportunity in the quantum computing industry, and that the quantum computer has the potential to disrupt several global industries. Independent of when quantum computing delivers compelling performance advantage over conventional computing, the software tools and applications necessary for accelerating real-world problems must be developed to deliver on quantum computing’s full promise.

Quantum computing is a fundamentally new paradigm compared with conventional silicon-based computing, requiring a new and highly technical set of skills to create the software that will drive quantum results. Organizations seeking to gain advantage from the promise of quantum technology must acquire and develop skills in quantum mechanics, mathematics and physics, and a deep knowledge of the ever-changing quantum hardware. The pool of people with those skills today is limited and in high demand.

In order to address the steep learning curve and highly particular skillset associated with quantum computing, the Company is developing “quantum ready” software applications and solutions for commercial and government entities looking to leverage the expected future performance of quantum computing. We are focused on being an enabler – creating software that provide the advantages of advanced computing hardware for forward thinking clients.

By reducing the barriers to adoption for commercial and government entities in using quantum computing technologies to solve their most complex problems, we believe our products will accelerate quantum technology adoption similar to the adoption curve that has been witnessed with artificial intelligence. To this end, we are leveraging our collective expertise in finance, computing, mathematics and physics to develop a suite of applications that may enable global industries to utilize quantum computers, quantum annealers and digital simulators to improve their processes, profitability, and security.

Our Strategy

While the majority of the quantum computing market is focused on Quantum Computing hardware, we realized the traditional software development toolkit (“SDK”) approach to creating quantum computing software is poorly suited for non-quantum experts, given the completely new programming paradigm.

This represents a significant barrier to entry for companies looking to leverage novel quantum computing capabilities for their business needs. Utilizing quantum computers for real-world problems requires an abstract blend of a wide range of computing and non-computing expertise, including but not limited to:

●	Subject Matter Expertise (SME): As with any problem, the first step is for a business expert to rigorously define and describe what information and/or results the business requires.

●	Programming Excellence: In the conventional computing world, a programmer will take the problem defined by a SME (subject matter expert) and implement it using standardized applications to run on the computer. In quantum computing, programmers are required to explicitly program it for the quantum computer they have access to, requiring a deep understanding of sophisticated areas of expertise.

●	Mathematics: The problems that are attractive for being solved using quantum computers require significant mathematical expertise to a) optimize the data and problem for quantum computers, b) create the quantum-specific algorithms and formulas required to solve the problem, c) iterate upon the results in a way that optimizes the performance, cost and quality of result. Mathematics is at the core of the many steps involved in quantum computing for optimizing, compressing and applying algorithms to the data for obtaining truly optimal results.

●	Quantum Mechanics: Quantum computing demands deep knowledge of the principles driving the computing itself. Unlike conventional computers which utilize 0 or 1 bits, quantum computers utilize qubits, which leverage concepts of quantum mechanics such as probabilistic computation, superposition, and entanglement. Experts much understand these concepts to create the algorithms necessary to solve problems on a quantum computer. They must know how to “map” problems and their associated data into problems that are optimized in the specific way required for a quantum computer to accept and process the problem.

●	Quantum Hardware Knowledge: QPUs (Quantum Processing Units) require that programmers manage the configuration, actions, and overall operations of all the underlying circuits utilized in solving the problem. For example, the programming to configure and access QPUs is low level and extremely complicated. This coding is proprietary to each vendor’s QPU idiosyncratic requirements, not to mention, unique to the specific count and version of QPUs in the system, right now. When the system is expended or a QPU upgraded, all the code has to be rewritten.

Given the dramatic differences in quantum computer hardware architectures currently under development, quantum software requires a dramatic shift from classic software, and requires creating every single circuit, gate, algorithm, action and process in software. Moreover, the collective requirements imposed upon companies looking to utilize quantum computers can require a training period of a year or longer, even for a highly qualified subject matter expert. Consequently, the time, difficult and expense of hiring such a diverse and deeply knowledgeable team to create quantum applications and workflows limits any organization’s ability to move forward quickly with the power of quantum computing.

Such difficulties have created a significant barrier to entry in quantum computing have informed the Company’s opportunities and goals, which are to:

1)	Deliver production-ready software that de-risk the shift to quantum computing;

2)	Empower SMEs and programmers to access the power of quantum computing without the prerequisite quantum expertise;

3)	Eliminate the vendor lock-in created by the low-level coding required for individual QPUs by allowing users to freely select the best QPU for their specific problem with no low-level coding or programming changes;

4)	Deliver the best performance results (speed, quality and diversity) at the lowest cost for our users; and

5)	Provide software and the required hardware in the cloud to make it simple and cost effective for organizations to begin leveraging quantum computing.

Products and Products in Development

Qatalyst

Qatalyst is our answer to the current state of the quantum computing industry. As the industry’s first publicly available Quantum Application Accelerator, Qatalyst enables developers to create and execute quantum-ready applications on conventional computers, while being ready to run on quantum computers where those systems achieve performance advantage. Qatalyst performs the complex problem transformations necessary to be executed on a variety of quantum platforms today, and users can call upon the same Qatalyst APIs (Application Programming Interfaces) to achieve optimization performance advantages on conventional computers using our cloud-based solution.

Qatalyst dramatically reduces the time-to-quality results and the associated costs for both conventional and quantum computers. Unlike more common toolsets that require deep level quantum expertise to build new quantum problems and workflows, Qatalyst is not a tool kit, but a complete platform. It accelerates performance and results on classic and quantum computers, with no additional quantum programming or quantum computing expertise required. This is why it is unique in its approach to the quantum computing industry. Instead of invoking a team of quantum specialists to transform an optimization problem, an SME or programmer submits their current problem via a software API to the Qatalyst cloud-based platform. Qatalyst manages the workflow, optimizations, and results, without any further intervention by the user. Qatalyst provides a unique advantage to reduce applications development risks and costs by eliminating the need for scarce high-end quantum programmers.

Qatalyst is integrated with the Amazon Cloud BRAKET API, offering access to multiple Quantum Processing Units (“QPUs”) including DWave, Rigetti, and IonQ. Qatalyst also integrates directly with IBM’s QPUs.

By using Qatalyst, application developers can run their applications on any or all of the available QPUs by merely selecting which QPU they prefer to run on based on the desired performance results of the application. We believe this provides a substantial advantage over any other toolkit or platform in the market today. These advantages are significant not just for application developers but for any company that is considering using or exploring quantum computing technology for business applications.

Qatalyst also eliminates the need for the low-level hardware programming expertise required by toolkits. This programming is time consuming and must be updated constantly as QPUs evolve and change, resulting in significant development costs. Qatalyst automatically optimizes the same problem submitted by a SME for multiple Quantum and Conventional Processors. The SME or programmer selects one, or many, processing resources and the problem will be submitted by Qatalyst. This is an enormous advantage over any tool set in the market today. These advantages are significant not just for application developers but for any company that is considering using or exploring quantum computing technology for business applications.

The Company’s innovative Qatalyst software masks the complexity of quantum programming via the Q API, a powerful six call API that users can learn in a day. Instead of spending months or years developing new applications and workflows requiring complex and extremely low-level coding, users, workflows or applications can immediately submit a problem to Qatalyst within a day, using the same familiar constructs they use right now, via the Q API. Users have utilized Qatalyst’s simple API and familiar constructs to solve their first complex problem within a week, as compared to the 6-12 months associated with quantum software toolkits.

Qatalyst Features

Today, SMEs can leverage the power of Qatalyst to solve high-value discrete optimization problems present in finance, bio/pharma, and cybersecurity. Currently, Qatalyst offers the following features:

●	Quantum-ready engines tuned for complex computations. These engines automatically optimize, submit, and iterate to return excellent, diverse results for supply chain and other constrained optimization problems.

●	Transparent abstraction from quantum hardware variance. Qatalyst eliminates the need to write low-level, assembly-type code to support different vendors’ quantum hardware architectures, such as D-Wave, Rigetti, IBM and ION-Q. The same problem can run seamlessly across all quantum types and architectures.

●	Qatalyst Core: an engine that utilizes sophisticated mathematics, quantum transformation and iterative processing to find highly optimal answers across both classic and quantum computers. For example, LaGrange multipliers, which work to compress and simplify the problem prior to constraint optimization. The Core applies these advanced mathematical techniques, based on the type of problem and processing required.

●	Q Graph: a powerful transformation engine that empowers SMEs to submit and analyze graph models as part of their complex optimizations. Q Graph accepts familiar graph models and functions including Clique Cover, Community Detection and Partitioning.

●	Qontrol: a portal that provides administrative management tools for user administration, request control, statuses and alerts. Qontrol also enables system administrators and users to import Qatalyst results into popular analysis applications such as Excel or Tableau.

Market Opportunity

It is important to note that our product utilizes a software technique known as a “Solver” (qci-Qbsolv), which is a set of instructions whose function is to calculate the minimum values of a large optimization problem, which is presented in the form of a quadratic unconstrained binary optimization or “QUBO”. The Company’s Solvers deliver the aforementioned performance advantages while running on today’s conventional computers and will be able to deliver significantly improved performance as better QPU technology becomes available. To that end, the Company is beginning to seek marketing and distribution partnerships where our current solver technologies can be deployed to enable industry-specific application performance.

The Company is also working on software products to address community detection to aid researchers in discovering correlations that may not have been imagined. We believe that community detection holds significant promise in pharmaceutical applications such as evaluating client trial outcomes, and in epidemiology to enable detection of common factors among a population.

In addition to commercial markets, the Company is pursuing a number of US government funded opportunities.

The US Government, through the National Quantum Initiative Act of 2018 (“NQIA”), which was signed into law on December 21, 2018, established the goal to ensure the continued leadership of the United States in quantum information science and its technology applications. The NQIA provides for a coordinated Federal program to accelerate quantum research and development for the economic and national security of the United States. The NQIA authorizes the National Institute of Standards and Technology (NIST), the National Science Foundation (NSF), and the Department of Energy (DOE), to strengthen QIS Programs, Centers, and Consortia. The NQIA also calls for a coordinated approach to QIS Research and Development (R&D) efforts across the United States Government, including the civilian, defense, and intelligence sectors. Significant government funding has been allocated for research initiatives including a fiscal year 2020 Department of Energy initiative of $625 million over the next five years to establish two to five multidisciplinary Quantum Information Science (QIS) Research Centers in support of the National Quantum Initiative. The Quantum Economic Development Consortium (QED-C), a consortium of stakeholders that aims to enable and grow the U.S. quantum industry. QED-C was established with support from the National Institute of Standards and Technology (NIST) as part of the Federal strategy for advancing quantum information science. The Company is one of the founding members of the QED-C.

Technology Provider Partnerships

The Company is pursuing a number of commercial partnerships and research areas funded by the government that directly relate to its capabilities. To strengthen its technology base, the Company has entered into teaming agreements with companies to partner on joint pursuit of those opportunities or to offer services available through those partners.

Splunk Technology Alliance Partnership Agreement

The Company is pursuing a number of research areas funded by the government that directly relate to its capabilities. To strengthen its technology base, the Company has entered into a Technology Alliance Partnership agreement with Splunk, Inc. (NASDAQ: SPLK). The Company is partnering with Splunk to pursue government funded efforts to do both fundamental and applied research and develop analytics that exploit conventional large-data cybersecurity stores and data-analytics workflows, combined with quantum-ready graph and constrained-optimization algorithms. These algorithms will initially be developed using the Company’s Qatalyst software platform, which enables quantum-ready algorithms to execute on conventional hardware and also to run without modification on QC hardware when ready. Once proofs of concept are completed, the Company and Splunk will develop new analytics with these algorithms in the Splunk data-analytics platform, to evaluate quantum analytics readiness on real-world data. The Splunk platform/toolkits help customers address challenging analytical problems via neural nets or custom algorithms, extensible to Deep Learning frameworks through an open source approach that incorporates existing and custom libraries. The initial efforts of our partnership with Splunk will focus on three key challenges; network security, dynamic logistics and scheduling.

Amazon Web Services – BRAKET

Quantum Computing is the first company with a quantum software development and execution platform to provide the widest selection of QCs via the cloud, including those offered by IonQ, D-Wave, Rigetti, and others via Amazon Braket. Amazon Braket is a fully managed quantum computing service that helps researchers and developers get started with the technology to accelerate research and discovery. Amazon Braket provides a development environment for users to explore and build quantum algorithms, test them on quantum circuit simulators, and run them on different quantum hardware technologies. Quantum Computing provides access to subject matter experts and applications developers to quantum computers available on Amazon Braket via its Qatalyst software. The Company intends to expand the capabilities available through the Amazon Braket service going forward, and also plans to provide access to additional quantum computers through Qatalyst over the next several months.

QikStart

Management believes that the development of real-world use cases, not just science projects, is critical to the forward momentum of quantum computing as a practical tool. To that end, the Company has created an internally funded program called QikStart which provides access to Qatalyst and cloud-based resources, experts, and funding to explore and push the boundaries of quantum computing for delivering practical business results, today.

Industry Overview

We operate in the large and global high-performance computing industry, which is comprised of hardware, software, and services for compute intensive applications. The rapid adoption of technologies such as artificial intelligence, 3D imaging, and the Internet of Things (IoT), have served to exponentially increase the generation of data, driving up the demand for high-performance computing. Computationally intensive applications are ubiquitous across various industries, including, but not limited to: IT, aerospace, healthcare, automotive, and e-commerce. Examples of compute intensive applications include optimization, data management, analytics, and complex modeling. Estimates of the size of this industry vary, but according to Grand View Research, the High-Performance computing market was valued at $39.1 billion in 2019 and is expected to reach a value of $53.6 billion by 2027. According to a report from Allied Market Research, the global enterprise quantum computing market size was valued at $1.3 billion in 2020, and is projected to reach $18.3 billion by 2030, growing at a CAGR of 29.7% from 2021 to 2030.

Quantum Computing is a nascent and rapidly developing technology ecosystem that has shown promise in delivering potentially disruptive computing capabilities. We believe Quantum Computing’s immense compute capabilities qualify it as a subset of High-Performance Computing. As quantum computing hardware continues to advance, we expect a corresponding growth in demand for software capable of leveraging the compute capabilities of Quantum Computing hardware. We are developing hardware agnostic software capable of delivering high-performance computing capabilities to various industries while mitigating dependency risks that may emerge from a dominant quantum computing hardware vendor. As an early participant in this rapidly growing ecosystem, we believe we are well-positioned to capture and drive a meaningful amount of this category growth. We also believe there is a significant international market opportunity for our future products.

We expect continued growth in the research and developing of the quantum computing industry, driven by interest from both the private and public sectors. According to a report published by the Quantum Daily, “The Quantum Annual 2021” (https://thequantuminsider.com/reports) a total of $3.2 billion was invested in quantum technology companies in 2021. In addition, the US Government has committed $1.3 billion to funding quantum information science programs under the National Quantum Initiative enacted in 2018.

The Company is a member of the Quantum Economic Development Consortium (QED-C). The QED-C, whose members include companies such as Google and Microsoft, has been tasked with developing the U.S. Quantum Computing Industry.

Competition

The Quantum Computing Industry is new and rapidly developing, and as such, is and will remain dynamic and extremely competitive for the foreseeable future. As this industry continues to grow and mature, we expect a steady influx of new products, hardware advances, and new concepts to emerge that can dramatically transform the industry and our business. One such example would be a practical application of “quantum supremacy”, which we expect to radically accelerate the interest and entry in the quantum computing industry. We perform a broad range of research and development efforts to identify and position for the changing demands of future customers and users, industry trends, and competitive forces.

Based on our internal research and knowledge, there are over 130 companies and research universities who are known to be engaged in research and development relating to quantum computing. These entities range in size from diversified global companies with significant research and development resources such as Google, Honeywell and IBM to smaller privately funded startups whose narrower product focuses may let them be more effective in deploying resources towards a specific industry demand. Our business objectives and near-term strategy put us in direct competition with existing software vendors for high performance computing, who may not be operating in the quantum computing ecosystem.

We believe competition in this market segment will intensify. Many of our competitors may have longer operating histories, significantly greater financial, technical, product development and marketing resources, and greater name recognition. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services.

The software segment of the quantum computing ecosystem is still in its infancy, and to our knowledge a market-dominant entity has not yet been established. Due to the high price point of quantum computing hardware, novel business models may emerge to adapt to consumer preferences in the high-performance computing industry. Our ability to evolve and adapt rapidly over an extended period of time will be critical in remaining competitive.

Government Regulation and Incentives

Financial Algorithms

US firms and FINRA members that use financial algorithms to conduct high frequency trading are subject to SEC and FINRA regulations that govern their trading activities under long standing rules governing supervision and control practices to reduce the likelihood of market disruptions and ensure effective communication between the firm’s compliance staff and its trading strategy personnel. Additional regulation on financial algorithms has been proposed by the Commodity Futures Trading Commission (“CFTC”) aimed at limiting the potential for financial algorithms and high frequency trading to disrupt markets. The proposed regulations would require firms using such algorithms to implement pre-trade risk controls, limit self-trading and make the source code of the software programs available to the government upon request. To the Company’s knowledge, these regulations, especially the mandatory source code disclosure provisions, have been vigorously opposed by the industry and have not yet been implemented.

The government agencies charged with regulating financial markets in the US and around the world have so far not closely regulated financial algorithms or algorithmic trading, but that could change in response to future market events. The benefit of algorithmic trading is that it can bring greater liquidity, transparency and accountability to markets, and also reduces price variations between global markets. Financial markets in many developing countries have benefited from implementation of algorithmic trading. There are, of course, limitations to what financial algorithms can accomplish today with conventional super computers, and when multiple algorithms trade in lockstep a single price fluctuation can trigger a cascade of downward trades that can crash a market very quickly, before human intervention can stop the downward spiral. This phenomenon is known as a “Flash Crash” and regulators have imposed some regulations to slow down or suspend trading when a market drops more than a fixed percentage in a short period of time.

Encryption

The U.S. government has historically tightly regulated the export of cryptographic technologies under the Arms Export Control Act and the associated International Traffic in Arms regulations (ITAR) as a form of munition. The logic behind the export restrictions is that the ability to secure information has great value to the military and intelligence agencies, and the US Government does not want those technologies sold or distributed to foreign adversaries. These regulations were relaxed in 1996 by executive order, but restrictions are still in place under the Export Administration Act that limit the export of some advanced encryption methods and technologies. Export of commercial encryption products to certain designated countries and terrorist groups is restricted, as are exports of military quality encryption technologies. Restrictions on encryption technology are in place in many other countries but the extent of regulation varies widely from country to country. Domestically, encryption technology is largely unregulated but law enforcement, intelligence and investigative agencies work closely with encryption technology developers to enable the US government to access encrypted data under certain conditions. We believe that the quantum encryption and decryption products that QCI plans to develop can be marketed to government agencies seeking to unlock encrypted data or to encrypt and protect sensitive government data from unauthorized exposure.

Incentives

In 2018, Congress authorized $1.3 billion over five years to fund quantum related research projects. This funding is being administered by the U.S. Department of Defense which will solicit proposals for research. The Company intends to submit proposals for funding, but there can be no guarantee the Company will be chosen or that the Company will receive any government funding. In addition, in 2018, President Trump announced the formation of a National Quantum Initiative consisting of key technology companies working in the field of quantum computing. The Company is a member of that Initiative and is also a member of the Quantum Economic Development Council.

In December 2018, Congress passed the National Quantum Initiative Act (the “Quantum Act”), which was signed into law on December 21, 2018. The purpose of the Quantum Act is to “ensure the continued leadership of the United States in quantum information science” and to develop a unified national strategy for researching quantum information science. The Quantum Act authorizes a National Quantum Coordination Office inside the White House’s Office of Science and Technology Policy to help coordinate research between agencies, serve as the federal point of contact and promote private commercialization of federal research breakthroughs over the next decade.

The Quantum Act also authorized:

●	Up to five National Quantum Information Science Research Centers within the Department of Energy.

●	Research and education centers in the National Science Foundation.

●	A “workshop of stakeholders” administered by the National Institute of Standards and Technology “to discuss the future measurement, standards, cybersecurity, and other appropriate needs for supporting the development of a robust quantum information science and technology industry in the United States.”

●	A Subcommittee on Quantum Information Science (“QIS”) under the National Science and Technology Council.

●	A National Quantum Initiative Advisory Committee to advise the President.

The overall goals of the Quantum Act include the eventual creation of industry standards for QIS development, new research grant funding and increased collaboration with the private sector. Quantum technology, including quantum computing, has drawn significant attention from Congress and the White House for its theoretical potential to increase computing power and disrupt encryption standards. Rival countries like China and Russia are pushing hard to improve their own QIS capabilities. In 2020, the White House Office of Science and Technology Policy, the National Science Foundation and the Department of Energy announced a fund of $1 billion to establish twelve artificial intelligence and quantum information science research centers nationwide.

Recent Development

Note Purchase Agreement

On February 18, 2022, Quantum Computing Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with QPhoton, Inc. (“QPhoton”), pursuant to which the Company agreed to purchase from QPhoton two unsecured promissory notes (each, a “Note”), each in the principal amount of $1,250,000, subject to the terms and conditions of the Note Purchase Agreement. Also on February 18, 2022, pursuant to the terms of the Note Purchase Agreement, the Company purchased the first Note from QPhoton and loaned the principal amount of $1,250,000 to QPhoton. On April 1, 2022, the Company purchased the second Note from QPhoton and loaned the principal amount of $1,250,000 to QPhoton.

The Note Purchase Agreement contains customary representations and warranties by QPhoton and the Company, as well as a “most favored nations” provision for the benefit of the Company. The Notes issued under the Note Purchase Agreement, including the Notes issued on February 18, 2022 and April 1, 2022, provide that the indebtedness evidenced by the applicable Note bears simple interest at the rate of 6% per annum (or 15% per annum during the occurrence of an event of default, as defined in the Notes), and becomes due and payable in full on the earlier of (i) March 1, 2023 and March 1, 2023, respectively, subject to extension by one year at the option of QPhoton, (ii) a change of control (as defined in the Notes) of QPhoton or (iii) an event of default.

Exclusivity Agreement

On February 9, 2022, the Company and QPhoton entered into a letter agreement (the “Exclusivity Agreement”), pursuant to which QPhoton agreed to negotiate exclusively with the Company regarding a potential sale of QPhoton or its assets (or similar transaction) for an initial period of 14 days, which period was automatically extended by 45 days upon the execution of the Note Purchase Agreement and was automatically extended by an additional 30 days when the second Note was purchased pursuant to the terms of the Note Purchase Agreement.

Designation of Series A Convertible Preferred Stock

On November 10, 2021, the Secretary of State of the State of Delaware delivered confirmation of the effective filing of the Company’s Certificate of Designations of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which established 2,000,000 shares of the Company’s Series A Preferred Stock, having such designations, rights and preferences as set forth therein.

On December 16, 2021, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Designations, to amend the terms of the Series A Preferred Stock. Pursuant to the Certificate of Amendment (i) Section 2 of the Certificate of Designations was amended to decrease the number of authorized shares of Series A Preferred Stock from 2,000,000 shares to 1,550,000; and (ii) Section 5(d) of the Certificate of Designations was amended to clarify that the shares of Common Stock of the Company underlying the Securities shall be subject to the Nasdaq 19.99% Cap.

Securities Purchase Agreement

From November 10, 2021 through November 17, 2021, the Company conducted a private placement offering (the “November 2021 Financing”) pursuant to the securities purchase agreements (the “Purchase Agreements”) with 7 accredited investors (the “Investors”), whereby, the Investors had agreed to purchase from the Company an aggregate of 1,545,459 shares of the Company’s newly created Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and warrants to purchase 1,545,459 shares of the Company’s Common Stock for an aggregate purchase price of $8,500,000. The November 2021 Financing was completed and closed to further investment on November 17, 2021.

The number of shares of Common Stock issuable upon conversion of any share of Series A Preferred Stock pursuant shall be determined by dividing (x) the Conversion Amount of such share of Series A Preferred Stock by (y) the Conversion Price (the “Conversion Rate”). Conversion Amount means, with respect to each share of Series A Preferred Stock, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) any accrued dividends. “Conversion Price” means, with respect to each share of Series A Preferred Stock, as of any Optional Conversion Date, Mandatory Conversion Date or other date of determination, $5.50, subject to adjustment for stock splits, dividends, recapitalizations and similar corporate events.

On December 16, 2021, the Company and the Investors entered into amendments to the Purchase Agreement (the “Amended Purchase Agreements”) and the Warrants (the “Warrant Amendment”) to clarify that the Company shall not effect the conversion of any of the Series A Preferred Stock, or the exercise of any Warrants held by an Investor, or pay any dividend in the form of Common Stock, and an Investor shall not have the right to convert any of the Series A Preferred Stock or exercise Warrants held by such Investor and any such conversion or exercise shall be null and void and treated as if never made, if to the extent that after giving effect to such payment of dividend in the form of Common Stock, or such conversion or exercise of such Warrant, the aggregate amount of Common Stock issuable to the Investor would exceed, when added to the previously issued shares of Common Stock, the requirements of Nasdaq Listing Rule 5635(d).

The Warrants are two-year warrants to purchase shares of the Company’s Common Stock at an exercise price of $7.00 per share, subject to adjustment, and are exercisable at any time on or after the date that is six (6) months following the issuance date. The Warrants provide for cashless exercise in the event the underlying shares of Common Stock are not registered and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In connection with the Purchase Agreement, the Company and the Investors entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to file a registration statement to register the shares of the Company’s Common Stock underlying the Series A Preferred Stock and Warrants within 180 days. Pursuant to the Registration Rights Agreement, the Investors received certain rights, including but not limited to piggyback registration rights, providing that the holder be given notice of any proposed registration of securities by the Company, and requiring that the Company register all or any portion of the registrable securities that the holders request to be registered, in each case, subject to the terms and conditions of the Registration Rights Agreement.

To fully understand the background of this offering, see – “Entry into a Material Definitive Agreement – November 10, 2021 Form 8-K”.

Risks

We are subject to a number of risks. You should read the “Risk Factors” section of this prospectus beginning on page 11 for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

THE OFFERING

Issuer	Quantum Computing Inc.

Shares of Common Stock offered by the Selling Stockholders	4,912,671 Shares (1)

Shares of Common Stock outstanding before the Offering	29,156,815 (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	33,327,817 Shares (2)

Use of proceeds

We will not receive any proceeds from the resale of the Common Stock by the selling stockholders. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash.

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “QUBT”.

Risk Factors

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 11 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)

This amount consists of (i) 1,622,732 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock issued to November 2021 Investors pursuant to the Purchase Agreements, (ii) 1,545,459 shares of Common Stock underlying the Warrants issued to the November 2021 Investors, (iii) up to 1,002,811 shares of Common Stock issuable to the November 2021 Investors pursuant to potential issuance of Common Stock in connection with the Preferred Dividends (as defined below) and (iv) 741,669 shares of Common Stock issued to September 2020 Investors pursuant to the September 2020 Financing.

(2)	The number of shares of Common Stock outstanding before and after the Offering is based on 29,156,815 shares outstanding as of April 22, 2022 and excludes the following:

●	5,866,361 shares underlying stock options;

●	21,000 shares underlying warrants;

RISK FACTORS

Our business, financial condition, results of operations, and cash flows may be impacted by a number of factors, many of which are beyond our control, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2021, the occurrence of any one of which could have a material adverse effect on our actual results. There have been no material changes to the Risk Factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021.

Although our shares of Common Stock have been approved for listing on The Nasdaq Capital Market, our shares of Common Stock may be subject to potential delisting if we do not meet or continue to maintain the listing requirements of The Nasdaq Capital Market.

Our shares and warrants have been approved for listing on The Nasdaq Capital Market (“Nasdaq”) ; however, to keep our listing on Nasdaq, we are required to maintain: (i) a minimum bid price of $1.00 per share, (ii) a certain public float, (iii) a certain number of round lot shareholders and (iv) one of the following: a net income from continuing operations (in the latest fiscal year or two of the three last fiscal years) of at least $500,000, a market value of listed securities of at least $35 million or a stockholders’ equity of at least $2.5 million.

If our securities are ever delisted from Nasdaq, trading will most likely take place on the OTC Marketplace operated by OTC Markets Group Inc. An investor is likely to find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors may not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, or due to policies preventing them from trading in securities not listed on a national exchange or other reasons, and our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified executives and employees and to raise capital.

Risks Relating to the Offering

You may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

The market price of our Common Stock may be highly volatile, you may not be able to resell your shares at or above the public offering price and you could lose all or part of your investment.

The trading price of our Common Stock may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	actual or anticipated fluctuations in our revenue and other operating results;

●

actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	issuance of our equity or debt securities, or disclosure or announcements relating thereto;

●	the lack of a meaningful, consistent and liquid trading market for our Common Stock;

●	additional shares of our Common Stock being sold into the market by us or our stockholders or the anticipation of such sales;

●	announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	changes in operating performance and stock market valuations of companies in our industry;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us;

●	regulatory developments in the United States and foreign countries; and

●	other events or factors, including those resulting from the impact of COVID-19 pandemic, war or incidents of terrorism, or responses to these events.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our Common Stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders.

We will receive proceeds from any cash exercise of the Warrants. If all such Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $7.00 per share. We expect to use the proceeds from the exercise of such warrants, if any, for working capital purposes. We cannot precisely estimate the allocation of the net proceeds from any exercise of the Warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

PRIVATE PLACEMENT OF SERIES A PREFERRED STOCK AND WARRANTS

From November 10, 2021 through November 17, 2021, we conducted the November 2021 Financing pursuant to the Purchase Agreements with 7 accredited investors (the “November 2021 Investors”), in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The November 2021 Investors had agreed to purchase from the Company an aggregate of 1,545,459 shares of the Series A Preferred Stock, and Warrants to purchase 1,545,459 shares of Common Stock, for an aggregate purchase price of $8,500,000. The November 2021 Financing was completed and closed to further investment on November 17, 2021.

The number of shares of Common Stock issuable upon conversion of any share of Series A Preferred Stock pursuant shall be determined by dividing (x) the Conversion Amount of such share of Series A Preferred Stock by (y) the Conversion Price (the “Conversion Rate”). Conversion Amount means, with respect to each share of Series A Preferred Stock, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) any accrued dividends. “Conversion Price” means, with respect to each share of Series A Preferred Stock, as of any Optional Conversion Date, Mandatory Conversion Date or other date of determination, $5.50, subject to adjustment for stock splits, dividends, recapitalizations and similar corporate events.

The November 2021 Investors shall be entitled to receive, with respect to each share of Series A Preferred Stock then outstanding and held, dividends at the rate of ten percent (10%) per annum (the “Preferred Dividends”). The Company, in its sole discretion, may pay any Preferred Dividends owing on the Series A Preferred Stock in the form of Common Stock.

On December 16, 2021, the Company and the November 2021 Investors entered into amendments to the Purchase Agreement (the “Amended Purchase Agreements”) and the Warrants (the “Warrant Amendment”) to clarify that the Company shall not effect the conversion of any of the Series A Preferred Stock, or the exercise of any Warrants held by an November 2021 Investor, or pay any dividend in the form of Common Stock, and an November 2021 Investor shall not have the right to convert any of the Series A Preferred Stock or exercise Warrants held by such November 2021 Investor and any such conversion or exercise shall be null and void and treated as if never made, if to the extent that after giving effect to such payment of dividend in the form of Common Stock, or such conversion or exercise of such Warrant, the aggregate amount of Common Stock issuable to the November 2021 Investor would exceed, when added to the previously issued shares of Common Stock, the requirements of Nasdaq Listing Rule 5635(d).

The Warrants are two-year warrants to purchase shares of the Company’s Common Stock at an exercise price of $7.00 per share, subject to adjustment, and are exercisable at any time on or after the date that is six (6) months following the issuance date. The Warrants provide for cashless exercise in the event the underlying shares of Common Stock are not registered and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In connection with the Purchase Agreement, the Company and the November 2021 Investors entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to file a registration statement to register the (i) shares of the Company’s Common Stock underlying the Series A Preferred Stock; (ii) shares of the Company’s Common Stock underlying the Warrants and (iii) shares of Common Stock, issuable at any time on or after November 17, 2021 and prior to the second (2nd) anniversary of the SEC Effective Date (as defined in the Registration Rights Agreement) underlying the Preferred Dividends, if paid in Common Stock, within 180 days. Pursuant to the Registration Rights Agreement, the November 2021 Investors received certain rights, including but not limited to piggyback registration rights, providing that the holder be given notice of any proposed registration of securities by the Company, and requiring that the Company register all or any portion of the registrable securities that the holders request to be registered, in each case, subject to the terms and conditions of the Registration Rights Agreement.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK

On September 11, 2020, we entered into a Stock Purchase Agreements (the “SPA”) with approximately 94 accredited investors (the “September 2020 Investors”), whereby the September 2020 Investors purchased from the Company shares of the Company’s common stock in an aggregate amount of 3,740,000, for a purchase price of $1.00 per share, resulting in gross proceeds to the company of $3,740,000 (the “September 2020 Financing”). A total of 2,998,331 shares of Common Stock have been resold by the September 2020 Investors, and 741,669 shares of Common Stock are currently held by the September 2020 Investors.

Under the terms of the SPA, the September 2020 Investors have piggy-back registration rights to have the Shares issued pursuant to the SPA included as part of any registration of securities filed by the Company (other than pursuant to Form S-4, Form S-8, or any equivalent form).

SELLING STOCKHOLDERS

The 4,912,671 shares of our Common Stock being offered by the Selling Stockholders include: (i) 1,622,732 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock issued to November 2021 Investors pursuant to the Purchase Agreements, (ii) 1,545,459 shares of Common Stock underlying the Warrants issued to the November 2021 Investors, (iii) up to 1,002,811 shares of Common Stock issuable to the November 2021 Investors pursuant to potential issuance of Common Stock in connection with the Preferred Dividends, and (iv) 741,669 shares of Common Stock issued to September 2020 Investors pursuant to the September 2020 Financing. For additional information regarding the issuance of the Series A Preferred Stock and Warrants, see “Private Placement Of Series A Preferred Stock And Warrants” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the Purchase Agreement, neither the Selling Stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the shares of our Common Stock by each of the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder before this Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities).

The third column lists the shares of our Common Stock being offered by this prospectus by each Selling Stockholder.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Convertible Note and the Warrants, a Selling Stockholder may not convert the Note or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 4.99% or 9.99%, as applicable, of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. The number of shares in the third column does not reflect this limitation.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholder as of April 22, 2022, except as otherwise noted below. The Selling Stockholder may sell all or some of the shares of Common Stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholder sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering	Shares Offered Hereby	Number of Shares Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering(1)
Falcon Capital Partners Private Foundation (2)(3)	122,677	122,677	0	0%
FirstFire Global Opportunities Fund, LLC (2)(4)	1,472,116	1,472,116	0	0%
Greenfield Children LLC (2)(5)(10)	2,223,907	2,223,907	0	0%
BHP Capital NY, Inc. (2)(6)	196,283	196,283	0	0%
Jefferson Street Capital LLC (2)(7)	245,354	245,354	0	0%
MBS GLOEQ CORP (2)(8)	73,607	73,607	0	0%
Robele Corp. (2)(9)	98,142	98,142	0	0%
Bridgewater Capital Corp. (10)(11)	67,810	37,500	30,310	0.1%
Arthur Julius Kohler, Jr. (10)(12)	25,000	25,000	0	0%
Pamela Gayle Kohler (10)(13)	25,000	25,000	0	0%
Fagenson Fixed Income Partners, LLC (10)(14)	100,000	100,000	0	0%
William V. Barry (10)(15)	10,000	10,000	0	0%
Christopher Lynch (10)(16)	4,000	4,000	0	0%
Stephen Kann (10)(17)	3,200	3,200	0	0%
Tom Furukawa (10)(18)	2,500	2,500	0	0%
City Securities Ltd. (10)(19)	210,000	50,000	160,000	0.55%
Mark Alan Ladd (10)(20)	23,000	15,000	8,000	0.03%
Yves Brown (10)(21)	41,000	41,000	0	0%
Stephen Johnson (10)(22)	11,500	7,500	4,000	0.01%
Winston Lo (10)(23)	4,075	4,075	0	0%
Nigel Robinson (10)(24)	4,000	4,000	0	0%
Lee Bryant (10)(25)	25,000	25,000	0	0%
Haitham Elsheikh (10)(26)	122,810	122,810	0	0%
Nigel Robert Smith (10)(27)	4,000	4,000	0	0%

(1)	Assumes that all securities registered within this offering will be sold.

(2)	Issued pursuant to the November 2021 Financing.

(3)	Includes (i) 47,728 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 45,455 shares of Common Stock issuable upon exercise of Warrants and (iii) 29,494 shares of Common Stock underlying the Preferred Dividends, if paid in kind. Corpag Management (BVI) Limited, Board Member to Falcon Capital Partners Private Foundation, has discretionary authority to vote and dispose of the shares held by Falcon Capital Partners Private Foundation and may be deemed to share voting and voting power with respect to these securities. Corpag Management (BVI) Limited disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Falcon Capital Partners Private Foundation is Schottegatweg Oost 10 Unit A1K, Curacao.

(4)	Includes (i) 572,728 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 545,455 shares of Common Stock issuable upon exercise of Warrants and (iii) 353,933 shares of Common Stock underlying the Preferred Dividends, if paid in kind. Eli Fireman, Managing Member to FirstFire Global Opportunities Fund, LLC, has discretionary authority to vote and dispose of the shares held by FirstFire Global Opportunities Fund, LLC and may be deemed to share voting and voting power with respect to these securities. Eli Fireman disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of FirstFire Global Opportunities Fund, LLC is 1040 1st Ave Suite 190, New York, NY 10022.

(5)	Includes (i) 763,638 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 727,274 shares of Common Stock issuable upon exercise of Warrants (iii) 471,911 shares of Common Stock underlying the Preferred Dividends, if paid in kind, and (iv) 261,084 shares of Common Stock issued pursuant to the September 2020 Financing. Jesse Greenfield, Managing Member of the Greenfield Children LLC, has discretionary authority to vote and dispose of the shares held by Greenfield Children LLC and may be deemed to share voting and voting power with respect to these securities. Jesse Greenfield disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Greenfield Children LLC is 8095 Laurel Ridge Court, Delray Beach, FL 33446.

(6)	Includes (i) 76,364 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 72,728 shares of Common Stock issuable upon exercise of Warrants and (iii) 47,191 shares of Common Stock underlying the Preferred Dividends, if paid in kind. Bryan Pantofel, President of BHP Capital NY, Inc., has discretionary authority to vote and dispose of the shares held by BHP Capital NY, Inc. and may be deemed to share voting and voting power with respect to these securities. Bryan Pantofel disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of BHP Capital NY, Inc. is 45 SW 9th St., Apt 1603, Miami, FL 33130.

(7)	Includes (i) 95,455 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 90,910 shares of Common Stock issuable upon exercise of Warrants and (iii) 58,989 shares of Common Stock underlying the Preferred Dividends, if paid in kind. Brian Goldberg, Managing Member of Jefferson Street Capital LLC, has discretionary authority to vote and dispose of the shares held by Jefferson Street Capital LLC and may be deemed to share voting and voting power with respect to these securities. Brian Goldberg disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Jefferson Street Capital LLC is 720 Monroe Street, Suite C401B, Hoboken, NJ 07030.

(8)	Includes (i) 28,637 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 27,273 shares of Common Stock issuable upon exercise of Warrants and (iii) 17,697 shares of Common Stock underlying the Preferred Dividends, if paid in kind. Matthew Silvers, President of MBS GLOEQ CORP, has discretionary authority to vote and dispose of the shares held by MBS GLOEQ CORP and may be deemed to share voting and voting power with respect to these securities. Matthew Silvers disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of MBS GLOEQ CORP is 12 Sagamore Way South, Jericho, NY 11753.

(9)	Includes (i) 38,182 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 36,364 shares of Common Stock issuable upon exercise of Warrants and (iii) 23,596 shares of Common Stock underlying the Preferred Dividends, if paid in kind. Joseph Harazmus, President of Robele Corp., has discretionary authority to vote and dispose of the shares held by Robele Corp. and may be deemed to share voting and voting power with respect to these securities. Joseph Harazmus disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Robele Corp. is 2301 Collins Ave., Unit 1237, Miami Beach, FL 33139.

(10)	Issued pursuant to the September 2020 Financing.

(11)	Includes 37,500 shares of Common Stock. Jack Thomsen, President of Bridgewater Capital Corp, has discretionary authority to vote and dispose of the shares held by Bridgewater Capital Corp. and may be deemed to share voting and voting power with respect to these securities. Jack Thomsen disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Bridgewater Capital Corp is 13217 Jamboree Road, Suite 525, Tustin, California 92782.

(12)	Includes 25,000 shares of Common Stock.

(13)	Includes 25,000 shares of Common Stock.

(14)	Includes 100,000 shares of Common Stock. Robert Fagenson, President of Fagenson & Company, has discretionary authority to vote and dispose of the shares held by Fagenson Fixed Income Partners, LLC. and may be deemed to share voting and voting power with respect to these securities. Robert Fagenson disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Fagenson Fixed Income Partners, LLC is 535 East 86th Street, New York, NY 10028.

(15)	Includes 10,000 shares of Common Stock.

(16)	Includes 4,000 shares of Common Stock.

(17)	Includes 3,200 shares of Common Stock.

(18)	Includes 2,500 shares of Common Stock.

(19)	Includes 50,000 shares of Common Stock. Rex Harbour, Managing Director of City Securities, Ltd, has discretionary authority to vote and dispose of the shares held by City Securities, Ltd. and may be deemed to share voting and voting power with respect to these securities. Rex Harbour disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of City Securities, Ltd is Les Lauriers, 15 Blvd Princess Charlotte, Monte Carlo, Monaco 98000MC.

(20)	Includes 15,000 shares of Common Stock.

(21)	Includes 41,000 shares of Common Stock.

(22)	Includes 7,500 shares of Common Stock.

(23)	Includes 4,075 shares of Common Stock.

(24)	Includes 4,000 shares of Common Stock.

(25)	Includes 25,000 shares of Common Stock.

(26)	Includes 122,810 shares of Common Stock

(27)	Includes 4,000 shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Quantum Computing Inc.

EXPERTS

Our consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://quantumcomputinginc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022.

●	Our Current Reports on Form 8-K or 8-K/A filed with the SEC on February 24, 2022 and January 3, 2022.

●	The description of our Common Stock contained in our Registration Statement on Form S-1, filed with the SEC on May 21, 2020, as amended, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Quantum Computing Inc.

215 Depot Court SE, Suite 215

Leesburg, VA 20175

Telephone: (703) 436-2121

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$1,558
Legal fees and expenses	$25,000	*
Accounting fees and expenses	5,000	*
Total	$31,588	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Subject to the operation of Section 4 of Article V of the Company’s By-laws, each Director and Officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 16. Exhibits.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2021)
4.2	Form Amendment to Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2021)
5.1*	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2021)
10.2	Form of Amendment to Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2021)
10.3	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2021)
10.4	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2020)
23.1**	Consent of BF Borgers CPA PC
23.2*	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107**	Calculation of Filing Fee Table

*	To be filed by amendment.
**	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leesburg, State of Virginia, on April 27, 2022.

Quantum Computing Inc.

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chief Executive Officer, President, and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert Liscouski, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert Liscouski	Chief Executive Officer, Chairman of the Board, and President	April 27, 2022
Robert Liscouski	(Principal Executive Officer)

/s/ Christopher Roberts	Chief Financial Officer	April 27, 2022
Christopher Roberts	(Principal Accounting Officer and Principal Financial Officer)

/s/ Robert Fagenson	Director	April 27, 2022
Robert Fagenson

/s/ Bertrand Velge	Director	April 27, 2022
Bertrand Velge

/s/ Michael Turmelle	Director	April 27, 2022
Michael Turmelle